Exhibit 16
----------



December 27, 2001

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549



Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on December 21, 2001, to be filed by our former client, PhoneTel Technologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,


/s/ BDO Seidman, LLP

BDO Seidman, LLP